Exhibit 99.2

CONSOL Energy Update on Low-Vol Met Contracting Position

PITTSBURGH (March 22, 2010) – CONSOL Energy Inc. (NYSE: CNX), a producer of metallurgical coal, high-Btu thermal coal, and natural gas, has concluded the majority of its low-vol coking coal negotiations for fiscal year 2010-2011. CONSOL’s Buchanan Mine, located in southwestern Virginia, produces a premium low-volatile coking coal for the global steel industry. Negotiations covered nearly 3.0 million (short) tons at a selling price of $165 to $175 per ton, FOB mine. The coal is destined for customers in the North America, Europe, and Asia.

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CONSOL Energy Inc., a high-Btu bituminous coal and natural gas company, is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 11 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also a majority owner of CNX Gas Corporation, a leading Appalachian gas producer, with proved reserves of over 1.9 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Investor Contact: Chuck Mazur at (724) 485-4340

Media Contact: Joe Cerenzia at (724) 485-4062